EXHIBIT 5.1

March 27, 2009

The Board of Directors

Pacific Continental Corporation

111 West 7th Avenue

Eugene, Oregon 97401

Re:	Legal Opinion Regarding Validity of Securities

Ladies and Gentlemen

We have acted as counsel for Pacific Continental Corporation, an Oregon corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of up to 750,000 shares of Company common stock, no par value per share (the “Shares”), covered by a Registration Statement on Form S-1 and any amendments thereto (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Act. The Registration Statement relates to the offer and sale by the selling shareholders named therein (the “Selling Shareholders”) of up to 750,000 Shares (the “Selling Shareholder Shares”).

We have made such investigations of law as, in our judgment, were necessary to render the following opinion. We have also reviewed (a) the Company’s Articles of Incorporation, as amended, and it Bylaws, as amended; and (b) such corporate documents, records and certificated of the Company, certificates of public officials or government authorities and other documents as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

The Selling Shareholder Shares were issued and sold to the Selling Shareholders pursuant to Common Stock Purchase Agreements, each dated January 6, 2009, entered into with each Selling Shareholder (collectively, the “Purchase Agreement”). The Selling Shareholder Shares were issued, sold and delivered by the Company in accordance with the Purchase Agreement on January 7, 2009.

Based upon and relying solely upon the foregoing, we advise you that in our opinion, the Selling Shareholder Shares are duly and validly issued, fully paid and nonassessessable.

Pacific Continental Corporation

March 27, 2009

This opinion letter is limited to the application of the laws of the States of Washington and Oregon and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the legal reference to this firm under the caption “Certain Legal Matters” as having passed upon the validity of the Shares. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act.

Very truly yours,

Graham & Dunn PC
/s/ Graham & Dunn PC

M40336-1179382